DATA PAGE

Flexible Premium Deferred Variable Annuity

CONTRACT DATA

Contract Number:	{1234567}
Annuitant/Age:	{John Doe/45}
Owner:	{Jane Doe}
Joint Annuitant/Age:	{Jane Doe/45}
Joint Owner:	{John Doe}
Contract Date:	{November 1, 2012}
Maximum Annuitization Date:	{November 1, 2052}
Initial Premium:	{$10,000.00}

BENEFITS

{Fixed Account Guaranteed Minimum Interest Rate: {1.00%}}

{Fixed Account Interest Rate for premium payments received on the Contract Date: {3.50%}}
{The Fixed Account Interest Rate may be lower for the Premium Payment Credit Rider.}

{Fixed Dollar Cost Averaging (DCA) Account Guaranteed Minimum Interest Rate: {1.00%}}

{Fixed DCA Account 6-Month DCA Term Interest Rate for premium payments received on the Contract Date: {4.50%}}
{Fixed DCA Account 12-Month DCA Term Interest Rate for premium payments received on the Contract Date: {5.50%}}

CONTRACT CHARGES AND LIMITS

Separate Account Administration Charge:	Currently {0.00%}, not to exceed 0.15% annually
Mortality & Expense Risks Charge:	1.25% annually
Annual Fee:	Lesser of $30.00 or 2.00% of accumulated value
Transaction Fee:	{Currently $00.00}, or, for unscheduled Division transfers after the first, such larger amount as is required by law or by the underlying mutual fund of the Division.
Minimum Additional Premium:	$500.00
Maximum Total Premium Contributions:	$2,000,000.00
Minimum Unscheduled Partial Surrender:	$100.00
Minimum Accumulated Value After A Partial Surrender:	$5,000.00
Minimum Accumulated Value To Initiate A Scheduled Partial Surrender:	$5,000.00
Minimum Transfer Amount:	$100.00

Free Surrender Amount:
The greater of (A.) and (B.) where:
- (A.) is 10% of premium payments decreased by any partial surrenders made since the last Contract Anniversary; and
- (B.) is the accumulated value minus remaining premium payments as of the surrender date.

{Minimum Fixed DCA Account Premium Payment: $1,000.00}

SURRENDER CHARGES

Completed Contract Years Since Each Premium Payment Was Made	Surrender Charge Percentage
0	8.00%
1	8.00%
2	7.00%
3	6.00%
4	5.00%
5	4.00%
6	3.00%
7	2.00%
8	1.00%
9 and after	0.00%

{ **RIDER DATA** }

{ **Premium Payment Credit Rider**
Effective Date: {November 1, 2012}
Annual Rider Charge: 0.60% of the Division Value for the first eight Contract Years. }

{The Fixed Account Initial Interest Rate may reflect an adjustment for this rider.}

{ **Guaranteed Minimum Withdrawal Benefit Rider**

Effective Date: {November 1, 2012}
Current Quarterly Rider Charge: {0.2750%}
Maximum Quarterly Rider Charge: 0.5000%

Table of For Life Withdrawal Benefit Payment Percentages – "Single Life":

Age of Covered Life at first Withdrawal	For Life Withdrawal Benefit Payment Percentage
{45-49	{3.50%
50-54	4.00%
55-59	4.50%
60-69	5.00%
70-74	5.50%
75-79	6.00%
80+}	6.50%}

Table of For Life Withdrawal Benefit Payment Percentages – "Joint Life":

Age of youngest Covered Life at first Withdrawal	For Life Withdrawal Benefit Payment Percentage
{45-49	{3.00%
50-54	3.50%
55-59	4.00%
60-69	4.50%
70-74	5.00%
75-79	5.50%
80+}	6.00%}

{**GMWB Bonus** is available for the years shown below and equals the total of all premium payments made multiplied by the applicable GMWB Bonus Percentage shown below:}

Contract Anniversary Following the Rider Effective Date	GMWB Bonus Percentage
{1	{5.00%
2	5.00%
3	5.00%
4	5.00%
5	5.00%
6	5.00%
7	5.00%
8	5.00%
9	5.00%
10}	5.00%}

}